InspireMD Announces 1-for-50 Reverse Stock Split

Tel Aviv, Israel— March 26, 2019 - InspireMD, Inc. (NYSE American: NSPR, NSPR.WS, NSPR.WSB), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that its Board of Directors has approved a one-for-fifty reverse stock split of its common stock that is scheduled to become effective after trading closes on March 29, 2019. Beginning on April 1, 2019, the Company’s common stock will trade on the NYSE American on a split adjusted basis under a new CUSIP number 45779A 853. The Company’s common stock will continue to trade on the NYSE American under the symbol “NSPR.” As previously disclosed, at the InspireMD Annual Meeting of Stockholders held on March 21, 2019, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors to effect a reverse stock split at a ratio in the range of one-for-twenty-five and one-for-fifty in order to help regain compliance with the NYSE American’s minimum price requirements.

Upon effectiveness after market close on March 29, 2019, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding shares of preferred stock and the exercise of its outstanding stock options and warrants in proportion to the ratio of the reverse stock split and will cause a proportionate increase in the conversion and exercise prices of such preferred stock, stock options and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding stock options and warrants will be rounded up to the nearest whole share. Accordingly, upon effectiveness of the reverse stock split, each outstanding warrant currently trading on the NYSE American under the symbol “NSPR.WS” shall become a warrant to purchase 1/1,750 of one share of common stock at an exercise price of $8,750 per full share of common stock, and each outstanding warrant currently trading on the NYSE American under the symbol “NSPR.WSB” shall become a warrant to purchase 1/1,750 of one share of common stock at an exercise price of $3,500.00 per full share of common stock, pursuant to the terms of such warrants. Warrants may only be exercisable for a whole number of shares of common stock. Warrants exercised on or prior to March 29, 2019, will be on a pre-adjusted basis.

The number of authorized shares of the Company’s common stock will remain at 150,000,000, while the number of outstanding shares will be reduced from approximately 44 million to 0.9 million. No fractional shares will be issued following the reverse stock split.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Action Stock Transfer Corp, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. Action Stock Transfer Corp can be reached at (801) 274-1088.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on February 19, 2019, a copy of which is also available at www.sec.gov or at www.inspiremd.com under the SEC Filings tab located on the Investors page.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for treatment of carotid artery disease by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com